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Exhibit 2-b

    THIS FORWARD OPTION AGREEMENT is made and entered into as of May 4, 2000, by and between, on the one side, all of the Persons designated as "Optionholders" on the signature pages hereto (collectively, the "Optionholders"); and, on the other side, ADC Telecommunications, Inc., a Minnesota corporation, hereinafter referred to as "ADC".

W I T N E S S E T H:

    WHEREAS, Optionholders own 65,300 options (the "Altitun Options") to acquire 65,300 shares (the "Shares") of common stock series B of Altitun AB (publ) ("Altitun"), a Swedish corporation;

    WHEREAS, the parties have agreed that ADC under certain circumstances shall have the right or the obligation to purchase the Shares from Optionholders.

    NOW, THEREFORE, for and in consideration of the premises, the mutual representations, warranties and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I.
DEFINITIONS

    In this Agreement the following words and phrases shall have the meanings hereinafter set forth:

    "ADC Stock" shall have the meaning given such term in Section 4.1 hereof.

    "Affiliate" shall mean (a) any Person directly or indirectly owning, controlling or holding the power to vote 50% or more of the outstanding voting securities of the Person in question, (b) any Person 50% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by the Person in question, (c) any Person directly or indirectly controlling, controlled by or under common control with the Person in question, and (d) any officer, director, member or partner of the Person in question or any Person described in subsection (a), (b) or (c) of this paragraph.

    "Agreement" shall mean this Forward Option Agreement.

    "Altitun Options" shall have the meaning given such term in the first Recital hereof, and as further specified in Schedule 1.

    "Business Day" shall mean any day, other than a Saturday, Sunday or legal holiday under the Federal laws of the United States or the State of New York or the laws of Sweden.

    "Closing" shall have the meaning given such term in Section 4.3 hereof.

    "Commission" shall mean the Securities and Exchange Commission of the United States.

    "Exchange Act" shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

    "First Option" shall have the meaning given such term in Section 2.1 hereof.

    "First Option Notice" shall have the meaning given such term in Section 2.2 hereof.

    "Generally Accepted Accounting Principles" or "GAAP" shall mean generally accepted accounting principles in the United States of America.

    "Governmental Entity" shall mean any court, administrative agency or commission or other U.S., Swedish, federal, provincial, state, local, municipal or foreign government or governmental authority or instrumentality.

    "Knowledge" (or being aware or similar expressions) shall mean (a) with respect to an individual, knowledge of a particular fact or other matter only if such individual is actually aware of such fact or other matter, and (b) with respect to a corporation, knowledge of a particular fact or other matter only if a director or officer of such corporation is actually aware of such fact or other matter, and, with respect to both (a) and (b), including such knowledge as a reasonably prudent person in such business or ownership position would have obtained upon the exercise of reasonable diligence.

    "Liens" shall mean all liens, charges, security interests, pledges, rights or claims of others, restraints on transfer or other encumbrances.

    "Material Adverse Change" shall mean a change or a development that has or would reasonably be expected to have a Material Adverse Effect.

    "Material Adverse Effect" shall mean any change, effect, event or condition that has had or could reasonably be expected to have a material adverse effect on the assets, business, results of operations, business prospects, or condition (financial or otherwise) of ADC and its subsidiaries, taken as a whole. Any change in the market price or trading volume of ADC's common stock shall not in and of itself be deemed to be a Material Adverse Effect.

    "Nasdaq National Market" shall mean the National Association of Securities Dealers Automated Quotation National Market.

    "Option Programs" shall mean the Altitun SEK 130 1998/2003 Program and the Altitun SEK 400 1999/2003 Program.

    "Person" shall mean an individual, corporation, partnership, limited liability company, joint venture, trust or government agency.

    "Regulatory Authority" shall mean any Swedish, U.S., foreign, federal, provincial, state, local or municipal government or governmental authority the approval of which, or filing with, is legally required for consummation of the transactions contemplated by this Agreement.

    "SEC Filings" shall have the meaning given such term in Section 7.8(a) hereof.

    "Second Option" shall have the meaning given such term in Section 3.1 hereof.

    "Second Option Notice" shall have the meaning given such term in Section 3.2 hereof.

    "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

    "Shares" shall have the meaning given such term in the first Recital hereof, and as further specified in Schedule 1; provided, however, that for purposes of calculating the aggregate purchase price payable by ADC to each Optionholder pursuant to Section 4.1 hereof, "Shares" shall be deemed to include only those Shares which such Optionholder could acquire on the date hereof if such Altitun Options were fully exercisable on the date hereof, and without giving effect to any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into shares of Altitun), reorganization, recapitalization or other like change with respect to the capital stock of Altitun occurring after the date hereof and prior to the Closing.

ARTICLE II.
FIRST PURCHASE OPTION

    ADC shall have the right to purchase from the Optionholders all Shares pursuant to the following terms and conditions. This Agreement shall be effective individually as to each Optionholder who signs this Agreement, regardless of the aggregate number of Optionholders who will sign this Agreement.

    Section 2.1.  Grant of First Option.  Each Optionholder does hereby grant to ADC an option (the "First Option") to acquire from the Optionholder all right, title and interest in and to the Shares, free and clear of any Liens except as set forth in Schedule  2.1.

    Section 2.2.  Exercise of First Option.  ADC shall have the right to exercise the First Option at any time within two (2) weeks of the date the Optionholder shall have exercised the Altitun Option by delivering to such Optionholder a notice (the "First Option Notice") substantially in the form set forth in Exhibit A hereto. The First Option Notice shall specify a Business Day at least ten (10) and not more than forty-five (45) days from the date of the First Option Notice as the date for the Closing.

    Section 2.3.  Termination of First Option.  The First Option shall terminate and be of no further effect (i) with respect to each Optionholder that shall not have exercised his/her right to convert the Altitun Options to Shares pursuant to the Option Programs; (ii) with respect to each Optionholder that shall have exercised the Second Option, if ADC shall not have exercised the First Option within two (2) weeks of the exercise date of such Altitun Option.

ARTICLE III.
SECOND PURCHASE OPTION

    Optionholders shall have the right to sell to ADC all Shares pursuant to the following terms and conditions.

    Section 3.1.  Grant of Second Option.  ADC does hereby grant to each Optionholder an option (the "Second Option") to sell the Shares to ADC.

    Section 3.2.  Exercise of Second Option.  Each Optionholder shall have the right to exercise the Second Option at any time within two (2) weeks of the termination date of the First Option by delivering to ADC a notice (the "Second Option Notice") substantially in the form set forth in Exhibit B hereto. The Second Option Notice shall specify a Business Day at least ten (10) and not more than forty-five (45) days from the date of the Second Option Notice as the date for the Closing.

    Section 3.3.  Termination of Second Option.  The Second Option shall terminate and be of no further effect (i) with respect to each Optionholder that shall not have exercised his/her right to convert the Altitun Options to Shares pursuant to the Option Programs; (ii) if ADC shall have exercised the First Option with respect to such Altitun Option; or (iii) with respect to each Optionholder that shall not have exercised the Second Option within two (2) weeks of the termination date of the First Option.

ARTICLE IV.
GENERAL OPTION TERMS AND CONDITIONS

    The following terms and conditions shall apply in case the First Option or the Second Option shall have been exercised.

    Section 4.1.  Consideration.  The purchase price payable by ADC for the Shares following the exercise of the First Option or the Second Option shall be 12.8366 shares of common stock, par value $.20 per share, of Purchaser (the "ADC Stock") per each Share sold by Optionholder to ADC, which, after deduction for the fees, costs and expenses set forth in Section 12.02(b) of that certain Share Purchase Agreement entered into on the date hereof between ADC and the shareholders of Altitun, will result in an applicable ratio of 12.4307 shares of ADC Stock per each Share sold by the Optionholders to ADC (the "Ratio"). The Ratio shall be adjusted in the event of (i) any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into ADC Stock), reorganization, recapitalization or other like change with respect to the ADC Stock occurring after the date hereof and prior to the Closing, so as to provide the Optionholders the same economic effect as contemplated by this Agreement prior to such stock split, reverse split, stock dividend, reorganization, recapitalization, like change or increase. No certificates for fractional shares of ADC Stock shall be issued, but in lieu thereof each Optionholder who would otherwise be entitled to a fraction of a share of ADC Stock shall receive from ADC an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) $60.75. All references in this Agreement to ADC Stock to be issued pursuant hereto shall be deemed to include the corresponding rights to purchase shares of ADC Stock pursuant to the Second Amended and Restated Rights Agreement, dated as of November 28, 1995, as amended, between ADC and Norwest Bank Minnesota, National Association, except where the context otherwise requires.

    Section 4.2.  Payment of Consideration.  ADC shall deliver the shares of ADC Stock to the Optionholder on the date of the Closing without any set-off, defense, counterclaim or recoupment for any reason whatsoever.

    Section 4.3.  Closing.  At the date of the Closing, the following shall occur:

      (a) Optionholders shall transfer and deliver the Shares to a securities account (avstämningskonto) specified in writing by ADC or to an exchange agent, as applicable.

      (b) ADC shall deliver to the Optionholders certificates representing that number of shares of ADC Stock that are equal to the number of Shares held by the Optionholders multiplied by the Ratio and, with respect to each Optionholder, multiplied by a fraction, the numerator of which shall be the number of Shares sold by the Optionholder and the denominator of which shall be 65,300 (and cash in lieu of fractional shares). The shares of ADC Stock to be issued to the Optionholders shall bear the following legend:

    The securities represented by this certificate have not been registered under the federal Securities Act of 1933, as amended, or applicable state securities laws and may not be sold, transferred, assigned, pledged, offered or otherwise disposed in the absence of an effective registration statement under applicable securities laws or an opinion of counsel reasonably satisfactory to ADC Telecommunications, Inc. that such registration is not required.

      (c) For the purpose of confirming the vesting of title to the Shares in ADC, each Optionholder shall upon receipt of the ADC Stock pursuant to Section 4.3(b) hereof execute and deliver to ADC a Bill of Sale (avräkningsnota) and such other instruments and documents as shall be reasonably requested by ADC.

    Section 4.4.  Place of Closing.  The Closing shall take place at the headquarters of Altitun, at 10.00 am. on the date of Closing designated by ADC or the Optionholders, as the case may be, or on such other date and at such other place that ADC and the Optionholders shall designate in writing.

ARTICLE V.
COVENANTS

    Section 5.1.  Covenants by Optionholders.  Each Optionholder covenants and agrees not to sell, transfer or otherwise dispose of any Altitun Options or Shares, or pledge or grant any security interest in or to any of the Altitun Options or Shares (except as set forth on Schedule 2.1) prior to August 30, 2003, to anyone other than ADC.

    Section 5.2.  Covenants by ADC.  Until the Altitun Options are exercised or expire in accordance with their terms, ADC covenants and agrees to acknowledge the validity of the Altitun Options irrespective of any liquidation, bankruptcy or insolvency proceedings involving Altitun, or any action ADC may take with respect to the capitalization or structure of Altitun. ADC further agrees that the Ratio shall be used to calculate the consideration payable to Optionholders for the Altitun Options or Shares should ADC at any time acquire from Optionholders title to the Altitun Options or the Shares, whether pursuant to contract, operation of law or otherwise.

ARTICLE VI.
REPRESENTATIONS AND WARRANTIES BY OPTIONHOLDERS

    Each Optionholder hereby represents and warrants to ADC as follows:

    Section 6.1.  Authorization.  Optionholder has all requisite power and authority to enter into this Agreement, to carry out his/her obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance by Optionholder of his/her obligations hereunder have been duly authorized by all necessary action on the part of Optionholder. This Agreement has been duly executed and delivered by Optionholder and constitutes the legal, valid and binding obligation of Optionholder, enforceable against Optionholder in accordance with its terms

(except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency or other laws affecting creditors' rights generally or by general principles of equity, regardless of whether enforceability is considered in equity or at law).

    Section 6.2.  Title.  Each Optionholder is the owner, beneficially and of record, of the Altitun Options set forth opposite such person's name in Schedule 1. The Altitun Options are only exercisable during the month of June 2003. At the Closing, the Shares will not be subject to any Liens, other than restrictions imposed by applicable securities laws. No Persons other than Optionholders are or will be entitled to receive any payment with respect to the Shares.

    Section 6.3.  Approvals.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Optionholder will not require the consent, approval, order or authorization of any Governmental Entity or Regulatory Authority or any other Person under any statute, law, rule, regulation, permit, license, agreement, indenture or other instrument to which Optionholder is a party, and no declaration, filing or registration with any Governmental Entity or Regulatory Authority is required or advisable by Optionholder in connection with the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, or the performance by Optionholder of his/her obligations hereunder.

    Section 6.4.  Brokerage Fees.  None of the Optionholders have retained any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement or any of the agreements contemplated hereby or any transaction contemplated hereby or thereby or any transaction of like nature that would be required to be paid by Altitun or ADC.

    Section 6.5.  Purchase Entirely for Own Account.  The shares of ADC Stock being acquired by each Optionholders are being acquired for investment for such Optionholder's own account, not as a nominee or agent, and not with a view to the resale of distribution of any part thereof, and such Optionholder has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, each Optionholder further represents that such Optionholder does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the shares of ADC Stock. The shares of ADC Stock being acquired by each Optionholder have not been registered under the Securities Act or any state securities or Blue Sky law.

    Section 6.6.  Status of Optionholder.  Except as set forth on Schedule 6.6, each Optionholder is not a United States person (as defined in Rule 902 under the Securities Act) and such Optionholder's acquisition of shares of ADC Stock in exchange for such Optionholder's Shares is not made for the account or benefit of a United States person (as defined in Rule 902 under the Securities Act).

    Section 6.7.  Accredited Investor.  Each Optionholder that is a United States person (as defined in Rule 902 under the Securities Act) is an accredited investor as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act, or if not, such Optionholder, either alone of with such Optionholder's representative, has such knowledge and experience in financial and business matters that such Optionholder is capable of evaluating the merits and risks of the prospective investment in the ADC Stock and is able to bear the economic consequences thereof. In making such Optionholder's decision to invest in the ADC Stock, such Optionholder has relied upon independent investigations made by such Optionholder and, to the extent believed by such Optionholder to be appropriate, such Optionholder's representatives, including such Optionholder's own professional, tax and other advisors, and has not relied upon any representation or warranty from ADC, or any of its directors, officers, employees, agents, affiliated or representatives, with respect to the value of the ADC Stock. ADC has not made any representation, warranty, acknowledgement or covenant, in writing or otherwise, to such Optionholder regarding the tax consequences, if any, of the sale of the Shares or of the resale of the ADC Stock by such Optionholder. Such Optionholder and such Optionholder's representatives have been given a full opportunity to examine all documents and to ask questions of, and to receive answers from, ADC and its representatives concerning the terms of the sale of the Shares to ADC, such Optionholder's investment in the ADC Stock and the business of ADC and such other information as such Optionholder desires in order to evaluate an investment in the ADC Stock, and all such questions have been answered to the full satisfaction of such Optionholder. Such Optionholder has evaluated the merits and risks of an investment in the ADC Stock and has determined that the ADC Stock are a suitable investment for such Optionholder in light of such Optionholder's overall financial condition and prospects. Such Optionholder has been advised, and is aware, that the market prices of shares of stock of publicly traded companies fluctuate and that there can be no assurance as to the future performance of any given securities, including shares of ADC Stock. Such Optionholder has been furnished with all publicly available information about ADC's assets, operations, and business activities which such Optionholder has requested and which such Optionholder considers necessary or relevant to enable such Optionholder to make a prudent decision about the sale of such Optionholder's Shares to ADC and such Optionholder's acquisition of the ADC Stock.

    Section 6.8.  No Misleading Statements.  This Agreement, including the Schedules hereto, does not contain any untrue statement of a material fact by Optionholder and does not omit to state any material fact necessary to make any of the statements by Optionholder contained herein or therein not misleading.

ARTICLE VII.
REPRESENTATIONS AND WARRANTIES BY ADC

    ADC represents and warrants to each Optionholder as follows:

    Section 7.1.  Organization, Etc.  ADC is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has full corporate power and authority to conduct its business as it is now being conducted and to own, operate or lease the properties and assets it currently owns, operates or holds under lease.

    Section 7.2.  Capitalization.  The authorized capital stock of ADC consists of 600,000,000 shares of common stock, $.20 par value, and 10,000,000 shares of preferred stock, no par value. The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each class and series of authorized share capital of ADC are as set forth in its Restated Articles of Incorporation as most recently filed in its SEC Filings, and all such designations, powers, preferences, rights, qualifications, limitations and restrictions are valid, binding and enforceable and in accordance with all applicable corporate laws. None of the outstanding securities of ADC have been issued in violation of any preemptive rights, rights of first refusal or similar rights.

    Section 7.3.  Authorization.  ADC has all requisite corporate power and authority to enter into this Agreement, to carry out its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by ADC of this Agreement, the consummation of the transactions contemplated hereby and the performance by ADC of its obligations hereunder have been duly authorized by all necessary corporate action on the part of ADC. This Agreement has been duly executed and delivered by ADC and constitutes the legal, valid and binding obligation of ADC, enforceable against ADC in accordance with its terms (except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency or other laws affecting creditors' rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law).

    Section 7.4.  No Violation.  The execution and delivery of this Agreement by ADC do not, and the consummation by ADC of the transactions contemplated hereby, and compliance with the terms hereof will not, (a) conflict with, or result in any violation of or default or loss of any benefit under, any provision of ADC's Restated Articles of Incorporation or Restated Bylaws; (b) conflict with, or result in any violation of or default or loss of any benefit under, any license, grant, statute, law, rule or regulation, or any judgment, decree or order of any court or other governmental agency or instrumentality to which ADC is a party or to which any of any of its properties are subject; (c) conflict with, or result in a breach or violation of or default or loss of any benefit under, or accelerate the performance required by, the terms of any agreement, contract, indenture or other instrument to which ADC is a party or to which any of its properties are subject, or constitute a default or loss of any right thereunder or an event which, with the lapse of time or notice or both, might result in a default or loss of any right thereunder or the creation of any Lien upon any of the assets or properties of ADC; or (d) result in any suspension, revocation, impairment, forfeiture or nonrenewal of any material license held by ADC, except, in the case of clauses (b), (c) and (d), where any such conflict, violation, default, loss of benefit, breach, acceleration, creation of Lien, suspension, revocation, impairment, forfeiture or nonrenewal individually or in the aggregate does not and will not have a Material Adverse Effect.

    Section 7.5.  Approvals.  The execution and delivery of this Agreement by ADC and the consummation of the transactions contemplated hereby will not require the consent, approval, order or authorization of any Governmental Entity or Regulatory Authority or any other Person under any statute, law, rule, regulation, permit, license, agreement, indenture or other instrument to which ADC is a party or to which any of its property is subject, and no declaration, filing or registration with any Governmental Entity or Regulatory Authority is required or advisable by ADC in connection with the execution and delivery of this Agreement, the consummation by ADC of the transactions contemplated hereby and thereby or the performance by ADC of its obligations hereunder and, except (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any country other than the United States, or (ii) where the failure to obtain any such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

    Section 7.6.  ADC Stock.  The ADC Stock delivered to Optionholders pursuant to Section 4.3(b) hereof, will, when issued and delivered in accordance with this Agreement, be (i) duly authorized, validly issued, and nonassessable and free and clear of any Liens, and (ii) listed for trading on the NASDAQ National Market.

    Section 7.7.  Litigation.  There is no action, suit, investigation, arbitration or proceeding pending, and, to ADC's Knowledge, no Person has threatened to commence any such proceeding that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with ADC's ability to comply with or perform its obligations and covenants under this Agreement, and, to the Knowledge of ADC, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such proceeding.

    Section 7.8.  Reports and Financial Statements; Absence of Certain Changes.

    (a) ADC has filed all forms, reports, schedules, statements and other documents required to be filed with the Commission pursuant to the Exchange Act since October 31, 1997 (collectively, as supplemented and amended since the time of filing, the "SEC Filings"). All of such SEC Filings complied at the time they were filed in all material respects with applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. None of such SEC Filings, as of their respective dates (as amended through the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of ADC included in the SEC Filings comply in all material respects with the published rules and regulations of the Commission with respect thereto, and such audited financial statements (i) were derived from and are consistent with the books and records of ADC, (ii) were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and (iii) present fairly in all material respects the financial position of ADC as of the dates thereof and the results of operations and cash flows for the periods then ended. The unaudited financial statements included in the SEC Filings comply in all material respects with the published rules and regulations of the SEC with respect thereto; and such unaudited financial statements (i) were derived from and are consistent with the books and records of ADC, (ii) were prepared in accordance with United States generally accepted accounting principles, except as otherwise permitted under the Exchange Act and the rules and regulations thereunder, on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and (iii) present fairly in all material respects the financial position of ADC as of the dates thereof and the results of operations and cash flows (or changes in financial condition) for the periods then ended, subject to normal year-end adjustments and any other adjustments described therein or in the notes or schedules thereto.

    (b) Except as specifically contemplated by this Agreement or reflected in the SEC Filings, since January 31, 2000 there has not been (i) any change or event having a Material Adverse Effect on ADC, (ii) any declaration setting aside or payment of any dividend or distribution with respect to the common stock of ADC, or (iii) any material change in ADC's accounting principles, procedures or methods.

    Section 7.9.  Compliance with Laws.  Except as disclosed in the SEC Filings filed prior to the date of this Agreement, ADC has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of any Governmental Entity relating to or affecting ADC except where any non-compliance has not and will not, individually or in the aggregate, have a Material Adverse Effect. No investigation or review by any Governmental Entity (other than tax audits in the ordinary course of ADC's business) with respect to ADC is pending or, to ADC's Knowledge, threatened, nor has any Governmental Entity indicated in writing to ADC an intention to conduct the same. ADC is not in default with respect to any order, writ, injunction or decree known to or served upon ADC, except where any default has not had and will not, individually or in the aggregate, have a Material Adverse Effect.

    Section 7.10.  Accredited Investor.  ADC is an accredited investor as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

    Section 7.11.  No Misleading Statements.  This Agreement does not contain any untrue statement of a material fact by ADC and does not omit to state any material fact necessary to make any of the statements by ADC contained herein or therein not misleading.

ARTICLE VIII.
GENERAL PROVISIONS

    Section 8.1.  NASDAQ National Market.  Prior to the Closing, ADC shall apply for the listing on the NASDAQ National Market of the shares of ADC Stock issuable pursuant to this Agreement, upon official notice of issuance and shall take all other acts as necessary or appropriate to cause such shares to become and remain so listed.

    Section 8.2.  Registration Rights.  ADC agrees to grant, effective as of the Closing, the registration rights set forth in the Registration Rights Agreement attached as Exhibit C hereto to all holders of ADC Stock issued as a result of the transactions contemplated by this Agreement who execute such agreement at or prior to the Closing.

    Section 8.3.  Resales of ADC Stock.  Each Optionholder agrees to resell the shares of ADC Stock only in accordance with the provisions of Regulation S under the Securities Act, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration; and agrees not to engage in hedging transactions with regard to such securities unless in compliance with the Securities Act.

    Section 8.4.  Taking of Necessary Action.  ADC and each Optionholder shall each use its or his/her best efforts to take all action as promptly as possible as may be necessary or appropriate to effectuate the provisions of this Agreement. In case at any time after the date hereof any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties hereto agrees, subject to applicable law, to use all reasonable efforts promptly to take or cause to be taken all further action and promptly to do or cause to be done all further things (including the execution and delivery of such further instruments and documents) as any party reasonably may request.

    Section 8.5.  Expenses.  All costs and expenses incurred by ADC in connection with this Agreement and the transactions contemplated hereby shall be paid by ADC, and all costs and expenses incurred by Optionholders in connection with this Agreement and the transactions contemplated hereby shall be paid by Optionholders.

    Section 8.6.  Successors and Assigns.  This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties hereto.

    Section 8.7.  Entire Agreement.  This Agreement and the Schedules and Exhibits hereto contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby, and controls and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, which conflicts with, or may have related to, the subject matter hereof in any way. No party has made any representations or warranties regarding the transactions contemplated by this Agreement other than those contained in this Agreement.

    Section 8.8.  Notices.  All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by telefax communication, by recognized overnight courier marked for overnight delivery, or by registered or certified mail, postage prepaid, addressed as follows:

      (a) If to any of the Optionholders, to the applicable Optionholder at the address of such Optionholder set forth in Schedule 8.8(a).

      (b) If to ADC, to:

      ADC Telecommunications, Inc.
      12501 Whitewater Drive
      Minnetonka, Minnesota 55343
      Fax: +1 (612) 946-3292
      Attn: General Counsel

      With a copy to:

      Dorsey & Whitney LLP
      220 South Sixth Street
      Minneapolis, Minnesota 55402
      Telephone No.: (612) 340-2600
      Fax: (612) 340-8738
      Attn: Robert A. Rosenbaum, Esq.

      and

      Rydin & Carlsten Advokatbyra
      Norrmalmstorg 1
      P.O. Box 1766
      S-111 87 Stockholm
      Telephone No. +46 8 679 5170
      Fax: +46 8 611 4850
      Attn: Erik Lind

or such other addresses as shall be furnished by like notice by such party. All such notices and communications shall, when telefaxed (immediately thereafter confirmed by telephone), be effective when telefaxed, or if sent by internationally recognized courier service, be effective five (5) days after the same has been delivered to such courier service marked for express delivery, or, if mailed, be effective when received.

    Section 8.9.  Applicable Law.  This Agreement shall be governed by, and construed in accordance with, the laws of Sweden, without reference to or application of any conflicts of laws principles; provided however, that (a) any dispute or issue under this Agreement related to the ADC Stock which is required by the Minnesota Business Corporation Act to be governed by the laws of the State of

Minnesota shall be governed by the laws of the State of Minnesota, and (b) any dispute or issue under this Agreement primarily relating to the United States securities laws shall be governed by the federal Securities Laws of the United States of America.

    Section 8.10.  Consent to Jurisdiction; Receipt of Process.  Each party hereby consents to the jurisdiction of, and confers exclusive jurisdiction over any action, suit or proceeding arising out of or relating to this Agreement, or any of the transactions contemplated hereby, upon the District Court of Stockholm with respect to matters governed by Swedish law pursuant to Section 8.9 and upon the federal district court for the Southern District of New York with respect to matters governed by Minnesota Law or the Federal Securities Laws of the United States of America pursuant to Section 8.9 (and, in each case, appropriate appellate courts). Each party hereby irrevocably waives, and agrees not to assert as a defense in any such action, suit or proceeding, any objection which it may now or hereafter have to venue of any such action, suit or proceeding brought in any such court and hereby irrevocably waives any claim that any such action, suit or proceeding brought in any such court or tribunal has been brought in an inconvenient forum. Process in any such action, suit or proceeding may be served on any party anywhere in the world, whether within or without Sweden or the United States of America; provided, that notice thereof is provided pursuant to provisions for notice under this Agreement.

    Section 8.11.  No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any person or entity other than the parties and their respective successors and permitted assigns.

    Section 8.12.  Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the parties hereto. No waiver by any party of any default or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

    Section 8.13.  Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

    Section 8.14.  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    Section 8.15.  Headings.  The headings used in this Agreement are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement.

    [Signature pages follow]

    IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto or their duly authorized officer as of the date first written above.

OPTIONHOLDERS:

/s/ LARS NETZLER Lars Netzler	/s/ ULRIKA AUNES Ulrika Aunes	/s/ JOHAN OLSSON Johan Olsson
/s/ CARINA NÄSGÅRDE Carina Näsgårde	/s/ MARK GRAF Mark Graf	/s/ PETER SZABO Peter Szabo
/s/ LARS ANDERSSON Lars Andersson	/s/ MARIA STENQVIST Maria Stenqvist	/s/ JAN OLOF WESSTRÖM Jan Olof Wesström
/s/ WIM VAN BERLO Wim van Berlo	/s/ TOMAS IVARSSON Tomas Ivarsson	/s/ PETER LINDBLOM Peter Lindblom
/s/ TOM MELLKVIST Tom Mellkvist	/s/ YLVA GUSTAFSSON Ylva Gustafsson	/s/ JAN-OLOF SVEDBERG Jan-Olof Svedberg
/s/ DANIEL LARSSON Daniel Larsson	/s/ BÖRJE ÅSTRAND Börje Åstrand	/s/ MARIE CARLSSON Marie Carlsson
/s/ JOHAN BERGENGREN Johan Bergengren	/s/ ULF TINGSTRÖM Ulf Tingström	/s/ ARVID NAESS Arvid Naess
/s/ SUSANNE HURTIG Susanne Hurtig	/s/ LENNART LUNDQVIST Lennart Lundqvist	/s/ BJÖRN STÅLNACKE Björn Stålnacke
/s/ KARJA KARPPINEN Karja Karppinen	/s/ NICLAS ROSÉN Niclas Rosén	/s/ KIRSI AROTAIVAL Kirsi Arotaival
/s/ RALPH WESTPHALEN Ralph Westphalen	/s/ DAN HAGA Dan Haga	/s/ CHRISTER ÅSANDER Christer Åsander
/s/ LINDA TJERNLUND Linda Tjernlund	/s/ ADELA SAAVEDRA Adela Saavedra	/s/ MIKAEL RASK Mikael Rask
/s/ DANIEL ROMPPALA Daniel Romppala	/s/ GERT SARLET Gert Sarlet

PURCHASER:

ADC TELECOMMUNICATIONS, INC.

By	/s/ LYNN J. DAVIS
Name:	Lynn J. Davis
Title:	Senior Vice President President, Broadband Connectivity Group

EXHIBIT A TO FORWARD OPTION AGREEMENT

FIRST OPTION NOTICE

     [Date]

To:	[Optionholder]
From:	ADC

Dear Sirs,

    We refer to the Forward Option Agreement dated May 4, 2000, between yourselves and ourselves and relating to the Altitun Options and Shares described in Exhibit A hereto. Terms defined in the Forward Option Agreement have the same meanings in this notice.

    We hereby give you notice pursuant to Section 2.2 of the Forward Option Agreement exercising the First Option.

    The Closing shall take place at 10.00 am. on [            ], 2003, at the headquarters of Altitun.

Sincerely,
ADC TELECOMMUNICATIONS, INC.
By
Name: Title:

EXHIBIT B TO FORWARD OPTION AGREEMENT

SECOND OPTION NOTICE

     [Date]

To:	ADC
From:	[Optionholder]

Dear Sirs,

    I refer to the Forward Option Agreement dated May 4, 2000, between myself and yourselves and relating to the Altitun Options and Shares described in Exhibit A hereto. Terms defined in the Forward Option Agreement have the same meanings in this notice.

    I hereby give you notice pursuant to Section 3.2 of the Forward Option Agreement exercising the Second Option.

    The Closing shall take place at 10.00 am. on [            ], 2003, at the headquarters of Altitun.

Sincerely,
By
Name

QuickLinks

ARTICLE I. DEFINITIONS
ARTICLE II. FIRST PURCHASE OPTION
ARTICLE III. SECOND PURCHASE OPTION
ARTICLE IV. GENERAL OPTION TERMS AND CONDITIONS
ARTICLE V. COVENANTS
ARTICLE VI. REPRESENTATIONS AND WARRANTIES BY OPTIONHOLDERS
ARTICLE VII. REPRESENTATIONS AND WARRANTIES BY ADC
ARTICLE VIII. GENERAL PROVISIONS
EXHIBIT A TO FORWARD OPTION AGREEMENT
FIRST OPTION NOTICE
EXHIBIT B TO FORWARD OPTION AGREEMENT
SECOND OPTION NOTICE